EXHIBIT 5.1

LOCKE LIDDELL & SAPP LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

214-740-8000 (Telephone)

214-740-8800 (Facsimile)

April 8, 2005

Sunset Financial Resources

10245 Centurion Parkway North

Suite 305

Jacksonville, Florida 32256

Re:	Validity of Shares

Dear Ladies and Gentlemen:

We have acted as counsel to Sunset Financial Resources, Inc. a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (as the same may be amended or supplemented from time to time, the “Registration Statement”), including the prospectus included therein at the time the Registration Statement is declared effective (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for offering by certain selling stockholders identified therein from time to time of up to 300,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In rendering the opinions expressed herein, we have examined the Registration Statement, the Company’s Articles of Incorporation (the “Charter”) and Bylaws and certain minutes of corporate proceedings and/or written consents of the Company’s Board of Directors. We have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that the aforementioned 300,000 Shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable by the Company.

We are admitted to the bar in the State of Texas, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Maryland, the statutory provisions of Maryland law, applicable provisions of the Maryland Constitution and reported judicial decisions interpreting those laws, and we express no opinion as to the effect of any other laws on the opinions stated herein.

Sunset Financial Resources, Inc.

April 8, 2005

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the Prospectus contained therein. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Locke Liddell & Sapp LLP

By:	/s/ BRYAN L. GOOLSBY
Bryan L. Goolsby, Partner